Exhibit 99.1

Acorn Hosts Annual Meeting and Management Q&A via Zoom

and in Person on Monday, September 13th at 1pm ET

Wilmington, DE – September 9, 2021 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of Internet of Things (IoT) remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment, will hold its 2021 Annual Meeting of Stockholders on Monday, September 13, 2021, 1:00 PM ET at 10451 Mill Run Circle, Owings Mills, Maryland. The meeting will also be available virtually via Zoom, to those who register in advance.

To participate in Acorn’s Zoom Annual Meeting, investors must register in advance by contacting Acorn’s Assistant Secretary by email at AcornMeeting@gmail.com.

Annual Meeting Weblink (for registered participants): https://us02web.zoom.us/j/84072052980

To attend by Zoom, one should either click the link above, paste it into a web browser or go to zoom.us/join and enter the Meeting ID 840 7205 2980. Registered participants will be admitted from the waiting room into the Zoom meeting, commencing approximately 12:55 PM ET.

If you have any questions or have technical issues on the day of the meeting, please call 302-448-8580 or email AcornMeeting@gmail.com in advance of the meeting.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment. OmniMetrix’s proven, cost-effective solutions make critical systems more reliable. The company monitors tens of thousands of assets for customers, which include 25 Fortune/Global 500 companies. In addition to residential generators, OmniMetrix solutions monitor critical equipment used by cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state and municipal government facilities.

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Twitter: @Acorn_IR and @OmniMetrix

Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com